Exhibit 5.1


CLEAN DIESEL TECHNOLOGIES, INC.  300 ATLANTIC STREET, STAMFORD CT 06901
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                                        DIRECT LINE: 203-363-7105 FAX: 7108



July 1, 2004


To the Board of Directors
  Clean Diesel Technologies, Inc.


Re: Registration Statement on Form S-8
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Dear Sirs:

I render this opinion in connection with the filing by Clean Diesel Technologies, Inc., a Delaware corporation (the "Company"), of a
Registration Statement on Form S-8 for the registration under the Securities Act of 1933, as amended, of 2,587,894 shares of the Company's common stock, par $0.05 (the "Shares"), reserved for Awards to Participants in the Company's 1994 Incentive Plan.

In my opinion, when Shares are issued by the Company's Transfer Agent pursuant to the terms of Awards previously granted to Participants in the Plan under the authority of the Board of Directors against payment of exercise prices or completion of services, such prices or services being in value at least equal to the par value of the Shares, the Shares will be duly authorized, validly issued and fully paid and non-assessable.

I consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the extent relevant, also in connection with Registration Statements previously filed under Registration Nos. 333-16939 and 333-33276.



/s/ C. W. Grinnell
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Charles W. Grinnell
Vice President, General Counsel
    and Corporate Secretary